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                                                                    Exhibit 99.1





                                 Press Release
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                                                                    Exhibit 99.1



LOMBARD, Ill., Jan. 7, 2002 -- GlobalNet, Inc. (OTC Bulletin Board: GBNE) announced today that it has entered into a definitive agreement to merge with a subsidiary of The Titan Corporation (NYSE: TTN). In the merger, a wholly owned subsidiary of Titan will merge into GlobalNet and all of GlobalNet's outstanding common shares will be converted into Titan common shares, plus cash in lieu of fractional shares. The merger has an aggregate equity transaction value of approximately $35 million, subject to reduction under certain circumstances at closing. The number of Titan shares to be issued for each outstanding GlobalNet share will be determined based on the average closing sale price of Titan's shares for the 20-day period ending five days prior to GlobalNet's shareholder meeting to vote on the merger. The closing sale price for Titan's common stock as reported in the NYSE Composite Transactions on January 4, 2002 was $24.57. The merger is intended to qualify as a non-taxable reorganization for U.S. federal income tax purposes.

    GlobalNet's management-shareholders owning an aggregate of approximately 32% of GlobalNet's outstanding common shares have entered into agreements to vote their shares in support of the merger.

    Consummation of the merger, which is expected to occur by approximately March 31, 2002, is subject to certain conditions, including adoption of the merger agreement by GlobalNet's shareholders, the absence of material adverse changes relating to Titan, GlobalNet and GlobalNet's primary customer, the receipt by Titan and GlobalNet of all third party and governmental consents necessary to consummate the merger, matters relating to outstanding GlobalNet warrants and options, and other customary closing conditions.

    Ladenburg Thalmann & Co. Inc. has delivered to the Special Committee of GlobalNet's Board of Directors its opinion as to the fairness of the merger consideration to be paid to GlobalNet's non-affiliate shareholders, from a financial point of view.
    Robert Donahue, GlobalNet's Chairman and Chief Executive Officer noted: "We believe our state-of-the-art Voice over IP network is a strong synergistic fit with Titan's wireless communications business, and we anticipate that our combined resources and operations will accelerate our international reach and product diversification."

    "This merger enables GlobalNet to expand its business to take advantages of new opportunities for VoIP companies," remarked Pere Valles, GlobalNet's Chief Financial Officer.

    About GlobalNet:
    GlobalNet, Inc. provides international voice, data and Internet services over a private IP network to international carriers and other communication service providers in the United States and Latin America. GlobalNet's
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state-of-the-art IP network, utilizing the convergence of voice and data networking, offers customers economical pricing, global reach and an intelligent platform that guarantees fast delivery of value-added services and applications. The company, through its facilities in the U.S. and Latin America and arrangements with affiliates worldwide, can carry traffic to more than 240 countries.

    Safe Harbor Statement:
    Forward-looking statements and comments in this news release are made pursuant to the safe harbor provisions of the Securities Exchange Act of 1934, as amended. Certain statements, which describe the Company's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the impact of rapid technological and market change; general industry and market conditions and growth rates; international growth and global economic conditions, particularly in emerging markets and including interest rates and currency exchange rate fluctuations; and the impact of consolidation in the technology industry. These risks may further be discussed in periodic reports and registration statements to be filed by the company from time to time with the SEC.

    ADDITIONAL INFORMATION:
    In connection with the merger, GlobalNet will file a proxy statement and other relevant documents with the Securities and Exchange Commission (the "SEC"). Shareholders are urged to read the proxy statement carefully and in its entirety when it becomes available, together with all other relevant documents filed by GlobalNet with the SEC, because such documents will contain important information. You will be able to obtain these documents free of charge at the web site maintained by the SEC at http://www.sec.gov. In addition, you can obtain documents filed by GlobalNet with the SEC free of charge by requesting them in writing from GlobalNet at: 1919 South Lombard Avenue, Suite 125-D, Lombard, Illinois 60148, Attention: Investor Relations, or by telephone at (630) 652-1300.

     GlobalNet and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from GlobalNet's shareholders in connection with the merger. Information about the directors and executive officers of GlobalNet and their ownership of GlobalNet's shares is set forth in GlobalNet's proxy statement for its 2001 annual meeting of shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the
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merger with Titan when it becomes available.

    Investors are urged to read the merger proxy statement carefully and in its entirety when it becomes available before making any voting decision.

    For further information contact: Pere Valles, Chief Financial Officer of GlobalNet, Inc., +1-630-652-1330, pvalles@gbne.net; or Julie MacMedan of PondelWilkinson MS&L, +1-310-207-9300, jmacmedan@pondel.com, for GlobalNet, Inc.

    Website:  http://www.gbne.net